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                                                                     EXHIBIT 4.6

                                 AMENDMENT NO. 2

                                     TO THE

                       ADVANTA CORP. EMPLOYEE SAVINGS PLAN

           (AMENDED AND RESTATED GENERALLY EFFECTIVE JANUARY 1, 2001)

                  WHEREAS, Advanta Corp. ("Advanta") maintains the Advanta Corp. Employee Savings Plan ("Plan"); and

                  WHEREAS, Article XIII of the Plan permits Advanta to amend the Plan at any time, except in certain respects not material hereto; and

                  WHEREAS, the Plan was last amended and restated by adoption of a restated and amended plan document generally effective January 1, 2001; and

                  WHEREAS, Advanta now desires to amend the Plan consistent with certain IRS guidance relating to the definition of "Compensation" and the treatment of certain amounts that are used to pay for health care coverage under Advanta's welfare benefit plan on a pre-tax basis pursuant to Section 125 of the Internal Revenue Code of 1986, as amended.

                  NOW, THEREFORE, the Plan is hereby amended as follows:

The following new subsection 1.9(v) is added at the end of Section 1.9 to read:

                  "(v)     Deemed Section 125 Compensation:

                           This subsection 1.9(v) shall apply to Plan Years and Limitation Years beginning on and after January 1, 2001. For purposes of the definition of 'Compensation' under this Section 1.9, Section 4.6.8, Section 4.7.5 and Section 5.4, amounts under Section 125 of the Code include any amounts not available to a participant in cash in lieu of group health coverage because the participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount under Section 125 of the Code only if the Company does not request or collect information regarding the participant's other health coverage as part of the enrollment process for the Advanta Corp. Welfare and Flexible Benefits Plan."

In all other respects, the provisions of the Plan shall remain in full force and effect.

Adopted: December 12, 2002